Issuer Free Writing Prospectus

Filed Pursuant to Rule 433(d)

Registration Statement No. 333-134724

(Supplementing Preliminary Prospectus Supplement Dated May 14, 2008)

BJ SERVICES COMPANY

$250,000,000 6.00% Senior Notes due 2018

Term Sheet

Issuer:	BJ Services Company

Expected Ratings (1):	Baa1 / BBB+ (Moody’s / S&P)

Ranking:	Senior Unsecured

Principal Amount:	$250,000,000

Pricing Date:	May 14, 2008

Settlement Date:	May 19, 2008 (T+3)

Maturity Date:	June 1, 2018

Interest Payment Dates:	June 1 and December 1, of each year, commencing December 1, 2008

Benchmark Treasury:	3.875% due May 15, 2018

UST Spot (Px/Yield):	$99-16 / 3.936%

Spread to Benchmark:	212.5 basis points

Yield to Maturity:	6.061%

Coupon:	6.00%

Price to Public:	99.543%

Daycount:	30 / 360

Minimum Denomination:	$1,000 and integral multiples of $1,000

Make-Whole Redemption:	At any time at the Treasury Rate plus 40 basis points

CUSIP:	055482 AJ2

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc.

Co-Manager:	J.P. Morgan Securities Inc.

(1) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

BJ Services Company has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents BJ Services Company has filed with the SEC for more complete information about BJ Services Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Merrill Lynch, Pierce, Fenner & Smith Incorporated or Citigroup Global Markets Inc. will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408 or by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407.